[LETTERHEAD OF ADVEST INC.]


                                January 3, 2000


CONFIDENTIAL
------------

The Board of Directors
York Financial Corp.
101 South George Street
York, Pennsylvania 17401

Attention:  Mr. Robert W. Pullo
            President and Chief Executive Officer


Re:  Engagement for Investment Banking Merger Advisory Services
---------------------------------------------------------------


Members of the Board of Directors:

          This letter is to confirm the understanding and agreement between York Financial Corp. and its wholly-owned subsidiary, York Federal Savings and Loan Association, (individually, or collectively, the "Company") and Advest, Inc. ("Advest"), as follows:

          1. Engagement of Advest. The Company hereby retains Advest to act as its exclusive financial advisor and investment banker with respect to the Company's consideration of a possible transaction, merger, sale, or acquisition of the Company, including, without limitation, advice in connection with any of the following (any such events or transactions, and any transaction related thereto, being a "Transaction"): the acquisition of securities (excluding securities of the Company acquired by the Company as a result of any common stock "buy-back" program), assets, liabilities, deposits or businesses by the Company, directly or indirectly other than in the ordinary course; the sale of securities (other than the issuance of authorized but unissued securities of the Company in a public offering or private placement), assets, deposits, or businesses of the Company directly or indirectly other than in the ordinary course; a merger, "merger of equals", acquisition or similar business combination of the Company; a tender offer for some or all of the outstanding shares of the Company; and other similar transactions whereby an interest in the Company would be sold to, or some or all of the businesses of the Company would be combined, or exchanged for an interest, with another person or entity to maximize or realize value for the Company and/or its shareholders.

Members of the Board of Directors      -2-                       January 3, 2000

          2. Services. As part of our engagement, and to the extent requested by the Company, Advest will provide the Company with the following services:

     (a) Undertake, in consultation with members of management and the Board of Directors, in the manner deemed appropriate by Advest and York, an analysis of the business, operations, financial condition and prospects for the Company, it being understood that Advest shall, in the course of such study and analysis, rely on publicly available information and such other information as may be supplied by the Company, without independent investigation, and shall be entitled to rely on the accuracy and completeness thereof.

     (b) Review with members of management and the Board of Directors, the Company's financial plans, and analyze its business, financial and strategic alternatives, including an analysis of the impact on the Company's franchise value of altering the Company's dividend policy, repurchase program, implementing wholesale leverage strategies, issuing new capital or restructuring existing capital, and changing the asset mix or operating activities;

     (c) Review and analyze the Company's interest rate risk exposure, asset liability position and sensitivity to changes in the interest rate environment from an operating strategy and profitability perspective;

     (d) Review and analyze the Company's acquisition resources, objectives and capacity to compete for acquisition opportunities;

     (e) Review the economic conditions in the Company's primary market area and recent merger and acquisition trends in the financial services industry, including tactics employed by others and typical terms and values involved;

     (f) Assist the Company in developing a Transaction proposal and a strategy for accomplishing any such Transaction, including soliciting the interest of third parties, with the prior authorization of the Company, and subject to the terms of a Confidentiality Agreement which shall be reviewed and approved in advance by the Company, with respect to their potential interest in engaging in a Transaction with the Company.

     (g) Assist the Company in evaluating any Transaction proposal from third parties, involving the Company and, where appropriate, in developing a strategy for accomplishing any such Transaction.

Members of the Board of Directors      -3-                       January 3, 2000


     (h) Assist and advise the Company in its negotiations with any third party, regarding a Transaction, and any transaction value, and assist in the structuring and negotiating of a definitive agreement related to the Transaction.

     (i) To conduct due diligence and assist the Company and its legal, accounting and other advisors, in their due diligence review with respect to any Transaction.

     (j) Meet with the management and Board of Directors of the Company (or the Merger and Acquisition Committee) to discuss its position, and any recommendation to shareholders, concerning any Transaction proposal.

     (k) If so requested by the Company, Advest will render, in accordance with its customary practice, an opinion, including any necessary update(s) of such Opinion, (the "Opinion") as to the fairness, from a financial point of view, to the shareholders of the Company generally, of the consideration to be received in a Transaction, with the understanding that in rendering an Opinion Advest will rely, without independent investigation, on information furnished to us by the Company (which information the Company believes is complete and accurate in all material respects, and not misleading) or other relevant parties, or that is publicly available. The Opinion may be in such customary form as Advest shall determine, and Advest may qualify the Opinion in such manner, as it deems appropriate, after consultation with the Company's legal counsel. Notwithstanding anything to the contrary elsewhere herein, the Company may reproduce the Opinion with our prior written consent, which consent will not be unreasonably withheld in full in any prospectus or proxy statement relating to such Transaction (the "Statement") that the Company files with the S.E.C. and applicable banking authorities and distributes to its shareholders. In such event, the Company may also include reference to the Opinion and to Advest and its relationship with the Company (in each case in Advest's customary form) in the Statement. Advest shall also provide the Company with its analysis to support the Opinion for inclusion in the Statement in customary form.

     (l) Assist the Company in any proceedings related to regulatory approvals required to complete a Transaction; and

     (m) Render such other financial advice Advest and the Company may, from time to time, agree upon.

         3. Cooperation of Company; Exclusivity. The Company will cooperate and provide the information reasonably requested by Advest and keep Advest informed of all material developments which may impact the financial performance of the Company, its businesses,

Members of the Board of Directors      -4-                       January 3, 2000

outlook, or condition. All such information provided by or on behalf of the Company will be complete and accurate and not misleading. Advest will make no independent effort to confirm data on the Company or its business, provided by the Company available or from third-party sources. Advest will serve as the Company's exclusive financial advisor with respect to a Transaction as contemplated in this Agreement.

            4. Compensation of Advest. As compensation for the services outlined above, the Company agrees to pay Advest the following fees:

     (i) A fee of $100,000 payable upon the signing of any definitive agreement to effect a Transaction; and

     (ii) A fee of $200,000 payable upon the delivery of Advest's written Opinion to the Company's Board of Directors, such fee to cover any and all necessary updates of such opinion; and

     (iii) If, during the term of Advest's Agreement hereunder or at any time during the fifteen month period following the effective date of any termination of Advest's engagement hereunder, the Company consummates a Transaction with any company, person, or entity, which had signed a Confidentiality Agreement regarding the Company, the Company will pay Advest a transaction fee ("Transaction Fee") equal to 0.84% (eighty-four basis points) of the total Consideration (as defined below), payable in cash on the closing date of such Transaction. Fees referred to in Subparagraph (i) and (ii) above of this Paragraph 4 will be credited against such Transaction Fee.

            For purposes of this Agreement, "Consideration" shall mean the aggregate value of all cash, securities, dividends (including any "equivalent-rate" dividends) other than those paid in the normal course of business, and other property paid or payable, directly or indirectly, including the exchange of shares, to the Company and/or its security holders in connection with a Transaction or any transaction related thereto, including (without limitation) amounts paid or payable, directly or indirectly, to holders of any warrants, stock purchase rights or convertible securities of the Company and to holders of any options or stock appreciation rights issued by the Company whether or not then vested. In the event that the Consideration is paid in whole or in part, in the form of securities or other property, then, for purposes of calculating Advest's fee hereunder, the value of such securities or other property shall be the fair market value thereof on the day immediately preceding the consummation of such Transaction; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the average of the last sales prices for such securities for the 10 trading days which immediately precede consummation of such Transaction, not including, however, the day of consummation of

Members of the Board of Directors      -5-                       January 3, 2000

such Transaction; provided, however, that such Transaction does not include a business combination involving a mutual-to-stock or "second step" conversion in which case the value thereof shall be the price per share that the shares are issued to the depositors and, if applicable, shareholders in the mutual to stock conversion or the second step transaction.

         5. Reimbursement of Advest Expenses. In addition to any fees payable to Advest hereunder, the Company shall reimburse Advest, from time to time and upon request, for all its reasonable out-of-pocket expenses incurred in connection with Advest's engagement hereunder; provided, however, that Advest shall provide the Company with reasonable and detailed documentation for any expenses to be reimbursed on a monthly basis. The Company, however, reserves the right to require pre-approval of the expenses to be incurred and to disapprove for reimbursement, in its sole discretion, any expenses it believes are excessive.

         6.  Indemnification and Reimbursement.  The Company agrees to:

     (a) indemnify Advest and hold it harmless against any and all losses, claims, damages, or liabilities to which Advest may become subject arising in any manner out of or in connection with the rendering of services by Advest hereunder, unless it is finally judicially determined that such losses, claims, damages, or liabilities resulted directly from the gross negligence or willful misconduct of Advest; and

     (b) reimburse Advest immediately for any reasonable and customary legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with the rendering of services by Advest hereunder; provided, however, that in the event a final judicial determination is made to the effect specified in clause (a) above, Advest will remit to the Company any amounts reimbursed pursuant to this clause (b).

         The Company agrees that the indemnification and reimbursement commitments set forth above in the immediately preceding paragraph will apply whether or not Advest is a formal party to any such lawsuits, claims, or other proceedings, that Advest is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate and that such commitments will extend upon the terms set forth in this Section to any controlling person, affiliate, director, officer, employee, or agent of Advest (each, with Advest, an "Indemnified Person"). "This obligation to retain counsel is subject to the Company's right to assume the defense of litigation set out below. In the event that the Company elects not to assume the defense of litigation, Advest and any other Indemnified Person will endeavor in good faith to retain a single counsel unless doing so would present a conflict of interest."

Members of the Board of Directors      -6-                       January 3, 2000

         The Company further agrees that, unless a final judicial determination is made to the effect specified in clause (a) in the immediately preceding paragraph, any settlement of a lawsuit, claim or other proceeding against the Company arising out of the transactions contemplated by this Agreement which is entered into by the Company will include a release from the party bringing such lawsuit, claim, or other proceeding of each Indemnified Person, which release will be reasonably satisfactory to Advest.

         If indemnification is to be sought hereunder by an Indemnified Person, then such Indemnified Person will notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure to so notify the Company will not relieve the Company from any liability that it may have to such Indemnified Person other than pursuant to the two immediately preceding paragraphs. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and upon such election, it will not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner, or (ii) counsel which has been provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest. The Company will not settle any such action or proceeding without the prior written consent of Advest, which consent will not be unreasonably withheld.

         7. Contribution. The Company and Advest agree that if any indemnification or reimbursement sought pursuant to the preceding Section is finally judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of Advest or any of its controlling persons, directors, officers, employees or agents, as the case may be, then, whether or not Advest is the Indemnified Person, the Company and Advest will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and Advest on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, and other equitable considerations, provided, however, that in no event will the amount to be contributed by Advest pursuant to this Section exceed the amount of the fee actually received by Advest hereunder.

         8. Confidentiality; Ownership. Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, Advest will keep confidential all material nonpublic information provided to it by the Company, and will not disclose any such information to any third party, other than such of its employees and advisors as Advest determines to have a need to know. Any written material produced by Advest for the Company shall be the property of the Company and any and all

Members of the Board of Directors      -7-                       January 3, 2000

documents and other information supplied by the Company to Advest in connection with this Agreement shall be promptly returned to the Company upon written request.

          In connection with the Company's engagement of Advest, it is contemplated that Advest will receive from the Company certain financial information the Company considers confidential. Advest agrees that it will not disclose the engagement by the Company to any third party without the Company's prior consent and will keep confidential such financial information provided by and relating to the Company. Advest shall use this confidential information solely for the purpose of rendering services to the Company pursuant to this letter and shall not disclose any of such confidential information to any party (other than certain officers and employees of Advest providing services pursuant to this engagement letter) except with the prior consent of the Company and subject to the terms of a Confidentiality Agreement; provided, however, that the foregoing restriction shall not apply to any information that is publicly available when provided or thereafter becomes publicly available other than through disclosure by Advest or that is required to be disclosed by Advest by judicial or administrative process in connection with any action, suit, proceeding or investigation. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by Advest from any source other than the Company or its representatives, provided that such source was not to the actual knowledge of Advest subject to a Confidentiality Agreement with the Company.

          The Company expressly agrees that any opinions or advice (whether written or oral) to be provided by Advest pursuant to its engagement hereunder shall not be used for any purpose other than evaluation of the matters covered by this letter and shall not be disclosed publicly, included in filed documents (except as described in Paragraph 2(k)) or made available to third parties by the Company or reproduced, disseminated, quoted or referred to at any time, nor shall any public reference to Advest be made by the Company, without the prior written approval of Advest.

          Advest shall not distribute information about the Company unless: (1) it obtains the Company's prior approval to distribute the information to any potential acquirer and (2) a Confidentiality Agreement has been received from the potential acquirer. It is understood that the confidentiality provisions of this paragraph shall survive any termination of the authorization provided by this letter.

          Advest also agrees not to represent any other party on any transaction involving a merger with or acquisition of the Company or to undertake the representation of any entity or engage in any activities which may interfere with the consummation of an acquisition or which materially conflicts with Advest's representation of the Company or may materially prejudice the position of the Company, without the prior written consent of the Company.

Members of the Board of Directors      -8-                       January 3, 2000

          9. Advertisements. Upon the consummation of any Transaction, the Company agrees that Advest has the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to the Company hereunder.

          10. Term of Agreement; Responsibility. Advest's engagement hereunder may be terminated at any time, with or without cause, by either Advest or the Company upon not less than thirty business days' prior written notice thereof to the other party, provided, however, that the obligations and provisions of Paragraphs 4 through 10 and Paragraph 12 hereof, inclusive, shall survive any termination of Advest's engagement hereunder.

          11. Inquiries. The Company and its management will promptly inform Advest if and when they receive any inquiry concerning any Transaction or Transaction proposal contemplated hereby, in order that Advest can assess such inquiry and assist the Company in any resulting negotiations. The Company further agrees that a representative of Advest shall be present at all times or kept informed of all negotiations relating to any Transaction or Transaction proposal contemplated hereby.

          12. Invalidity or Unenforceability; Amendment; Governing Law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Connecticut.

          This Agreement has been and is made solely for the benefit of the Company, Advest and their affiliates, and the directors, officers, agents, employees and controlling persons of Advest,

and their respective successors and legal representatives and heirs, and no other person or entity shall acquire or have any right under or by virtue of this Agreement. In particular, the Company expressly acknowledges that Advest has been retained solely as advisor to the Company, and not as advisor to or agent of any other person, and that the Company's engagement of Advest is not intended to confer rights upon any persons not a party thereto (including shareholders, employees, or creditors of the Company) as against Advest, Advest's affiliates or their respective directors, officers, agents and employees.

          This Agreement may not be amended or modified except in writing.

Members of the Board of Directors      -9-                       January 3, 2000

          If the foregoing correctly sets forth our understanding and agreement, please sign and return to us the second original copy of this letter whereupon this letter shall constitute a binding agreement as of the date first above written.


                              Sincerely,

                              ADVEST, INC.

                              By: /s/ Michael T. Mayes
                                  -------------------------------------------
                                  Michael T. Mayes
                                  Senior Managing Director
                                   and Group Head

Agreed and Accepted:

York Financial Corp.

By:  /s/ Robert W. Pullo
    ----------------------------------------
       (Signature)

Name:  Robert W. Pullo
      --------------------------------------
      (Print Name)

Title:  President & C.E.O.
       -------------------------------------

Date:  1/11                , 2000
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